Exhibit 1.01

WESTERN DIGITAL CORPORATION

Conflict Minerals Report

For the Reporting Period from January 1, 2025 to December 31, 2025

Western Digital Corporation has filed this Conflict Minerals Report as an exhibit to its Form SD for calendar year 2025 as contemplated by Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Conflict Minerals Rule”).

Unless the context indicates otherwise, the terms “we,” “its,” “us,” “our,” the “Company,” “Western Digital” and “WD” refer to Western Digital Corporation and its consolidated subsidiaries. On February 21, 2025, we completed our separation of our Flash business from our remaining hard disk drive business through the spin-off of Sandisk Corporation (“Sandisk”). Because we ceased utilizing suppliers dedicated solely to the Flash business prior to January 1, 2025, this Conflict Minerals Report does not include due diligence measures related to the Flash business and relates only to our remaining hard disk drive business during 2025. As used herein and consistent with the Conflict Minerals Rule, “Conflict Minerals” or “3TG” are columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to the location of origin of the minerals or derivative metals. All references to a year in this report are intended to refer to the calendar year, unless otherwise noted.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “intend” and the like, or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning the additional steps that we intend to take to mitigate risks related to the sourcing of the necessary 3TG.

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, (1) the continued implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all, (2) whether smelters and refiners and other market participants responsibly source 3TG, and (3) political and regulatory developments, whether in the Democratic Republic of the Congo, its adjoining countries, the United States or elsewhere. You should not place undue reliance on these forward-looking statements, which speak only as of the date of filing of this document. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of filing of this document or to reflect the occurrence of unanticipated events.

Applicability of the Conflict Minerals Rule to Our Company

WD is a leading innovator in the data storage industry. We provide scalable, sustainable technology for the world’s hyperscalers, enterprises, and cloud providers, and deliver cutting-edge innovation designed to power the next generation of artificial intelligence-driven data workloads. We are subject to the Conflict Minerals Rule because certain products that we manufacture or contract to be manufactured contain 3TG that are necessary to the functionality or production of our products. We do not directly source 3TG from mines, smelters or refiners. However, through the efforts described in this Conflict Minerals Report, we seek to ensure that our sourcing practices are aligned with the expectations stated in our Responsible Minerals Policy (as defined below), which is consistent with the model policy included in the OECD Guidance (as defined below).

Our Responsible Minerals Policy

We strongly disapprove of the violence in the Democratic Republic of the Congo (the “DRC”) and adjoining countries (collectively, the “Covered Countries”). Since before the adoption of the Conflict Minerals Rule, we have been committed to supporting responsible sourcing of 3TG. We began communicating with suppliers in 2010 regarding our commitment to responsible sourcing and its importance. To these ends, we adopted and have communicated to our suppliers and the public our responsible minerals policy (our “Responsible Minerals Policy”), which is posted on our website at https://www.westerndigital.com/company/corporate-responsibility/. We expect our suppliers to adopt policies based on OECD Guidance (as defined below) with respect to 3TG, cobalt and other minerals in support of our Responsible Minerals Policy and, throughout the supply chain, to require their suppliers to adopt similar policies. Our Responsible Minerals Policy expresses our expectation that our suppliers, among other things:

1.

supply 3TG to us that are responsibly sourced, including from conformant smelters in the Covered Countries, by which we mean to include (a) any 3TG necessary to the functionality and production of supplied materials do not directly or indirectly finance armed groups through mining or mineral trading in the Covered Countries, or (b) any 3TG in supplied materials including from recycled or scrap sources; and

2.	adopt policies with respect to 3TG in support of our Responsible Minerals Policy and, throughout the supply chain, to require their suppliers to adopt similar policies.

Under the Conflict Minerals Rule, an “armed group” is an armed group that is identified as a perpetrator of serious human rights abuses in annual Country Reports on Human Rights Practices under sections 116(d) and 502B(b) of the Foreign Assistance Act of 1961 relating to a Covered Country.

We do not embargo, nor do we support the embargoing of, 3TG from Covered Countries, but rather encourage our suppliers to continue to source responsibly from the region.

In addition, we have been a member of the Responsible Business Alliance (“RBA”) since 2007. The RBA is the world’s largest industry coalition dedicated to responsible business conduct in global supply chains. Through the RBA’s Responsible Minerals Initiative (“RMI”), we have worked with and continue to work with other companies focusing on responsible 3TG sourcing. We regularly participate in the RBA and RMI working group meetings including the Due Diligence Practice Team and the Mineral Reporting Team, as well as working with RMI’s China Smelter Engagement Team (“China SET”). Employees selected for the China SET workgroup are able to communicate in Mandarin and conduct outreach with, or perform due diligence on, select smelters and refiners.

Reasonable Country of Origin Inquiry Information

As required by the Conflict Minerals Rule, we conducted in good faith a “reasonable country of origin inquiry” (“RCOI”) covering 2025. Our RCOI was reasonably designed to determine whether any of the necessary 3TG contained in our products originated in the Covered Countries or came from recycled or scrap sources. We identified 81 suppliers that we believe provided, or may have provided, us with components, parts or products containing necessary 3TG. We provided those suppliers with, and asked those suppliers to complete, the Conflict Minerals Reporting Template developed by the RMI. 100% of those suppliers responded to our request for information. We then evaluated supplier responses’ completeness, reliability and the logic of the data provided and provided feedback to those suppliers.

For 2025, the responding suppliers identified a total of 220 different smelters and refiners that may have processed the necessary 3TG contained in our products. Based on the information reported by our suppliers that submitted Conflict Minerals Reporting Templates to us and the information that the RMI1 makes available to its members, we concluded that 17 of the 216 conformant smelters and refiners sourced or may have sourced from the Covered Countries.

[1]	The RMI has a cross-recognition program that incorporates certain information published by the London Bullion Market Association and the Responsible Jewellery Council, where applicable.

Twenty (20) of the smelters and refiners that were identified by suppliers as having processed necessary 3TG in our products were reasonably believed by us to have sourced only recycled or scrap content for 2025, based on origin information that the RMI makes available to its members. To the extent that a smelter or refiner processed both recycled or scrap and newly mined 3TG, we were unable to determine the origin of the necessary 3TG in our products.

Some of our suppliers were unable to provide country of origin information to us because of incomplete or insufficiently detailed responses from their own suppliers. As a result, we were unable to determine that none of our necessary 3TG originated in the Covered Countries or whether they are from recycled or scrap sources. Therefore, we conducted due diligence on the source and chain of custody of those necessary conflict minerals in our products.

For our reasonable country of origin inquiry, to the extent applicable, we utilized many of the same processes and procedures as for our due diligence, in particular Step #1 and Step #2 of the OECD Guidance (as defined below), which are described below in this Conflict Minerals Report.

Due Diligence

Due Diligence Design

We have designed our due diligence measures relating to 3TG to conform with, in all material respects, the due diligence framework set forth in the Organisation for Economic Co-operation and Development’s (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Third Edition) (collectively, the “OECD Guidance”).

Due Diligence Measures Performed

The following is a description of the due diligence measures we performed during/for the Reporting Period. The headings below conform to the headings used in the OECD Guidance for each of the five steps.

1.	OECD Step #1: Establish and maintain strong company management systems

a.

We have a team of senior staff who are members of the working group responsible for the management and continued implementation of our 3TG compliance strategy. This team reports to senior leadership of our Company. The following functional areas are represented on the working group or are otherwise involved with our compliance process: legal; corporate sustainability; global supply chain and procurement; and quality. Leadership of the compliance program resides with our Chief Supply Chain Officer. The Governance Committee of our Board of Directors also reviews our Company’s corporate responsibility, sustainability and human rights policies and programs.

b.

Members of the Global Supply Chain and Procurement (Responsible Supply Chain) team participate in RMI conferences and working groups to expand and upskill knowledge and consistently receive training from the RMI on the Conflict Minerals Rule, the OECD Guidance, our compliance program and our procedures for reviewing and validating supplier responses to our inquiries. We have internal procedure documents addressing various aspects of our compliance program, including our review and validation of supplier responses. These documents are communicated to the members of the working group.

c.	We utilize specialist outside counsel and other consultants to assist us with our compliance efforts.

d.

We have a Responsible Minerals Policy, which includes our position on conflict minerals, including our commitment to responsible sourcing from Covered Countries. Our Responsible Minerals Policy is posted on our website at https://www.westerndigital.com/company/corporate-responsibility/ and is distributed electronically to supplier-facing employees and all suppliers of materials that we believe contain 3TG.

e.

We utilize the RMI’s Conflict Minerals Reporting Template to identify smelters and refiners in our supply chain. We request in-scope suppliers to complete the Conflict Minerals Reporting Template in order to provide information concerning the usage and source of 3TG in their components, parts and products, as well as information concerning their related due diligence and compliance efforts. We encourage our suppliers to consult the information contained on the RMI website and to participate in appropriate third-party training to enhance the accuracy and quality of the information that they provide to us.

f.

We are actively engaged with the RBA and the RMI through our participation in working groups and with RMI’s smelter engagement teams (“SETs”), which engage in outreach with existing and new smelters and refiners to encourage them to participate in audit processes. Our membership in the RBA and the RMI allows us to stay abreast of regulatory guidance and further align our internal procedures with industry best practices.

g.

We have procedures to maintain business records relating to 3TG due diligence, including records of due diligence processes, findings and resulting decisions, on a computerized database for at least six years.

h.

Certain of our forms of purchase order terms and conditions, as well as our component purchase agreements with suppliers, contain a requirement that our suppliers comply with environmental specifications for materials, components and products, which specifically require 3TG to be DRC conflict free and reference the RBA Code of Conduct, which requires the responsible sourcing of minerals generally.

i.

We review selected supplier policies to determine whether they call or advocate for an embargo of 3TG from Covered Countries. Policies were selected for review based on the information provided by suppliers in their Conflict Minerals Reporting Templates. If any reviewed suppliers were suspected of embargoing Covered Countries, we followed up with such suppliers to urge them to amend their policies.

j.

With the annual dissemination of the Conflict Minerals Reporting Template, we provide all in-scope suppliers with a copy of our Responsible Minerals Policy and indicate third-party resources that they can refer to for additional information.

k.

We discuss our assessment of our suppliers’ conflict minerals responses during our supplier business reviews. In addition, we maintain smelters risk evaluations for all smelters reported in WD’s supply chain. We request that our suppliers follow these same procedures in their supply chain.

l.

As a grievance mechanism, we have a third-party managed Ethics Helpline available for employees, suppliers and other interested parties to report potential violations of our Responsible Minerals Policy. We communicate to these stakeholders the availability of our Ethics Helpline for reporting potential violations of our company policies, which include our Responsible Minerals Policy. Our Ethics Helpline is available 24 hours a day online at www.ethicshelplinewdc.com in nine languages, or by phone, in all countries of operation in over 200 languages. A link to make a report online is also included in our Responsible Minerals Policy. It is our policy that if concerns about our 3TG sourcing or potential violations were to be reported, we would investigate appropriately.

2.	OECD Step #2: Identify and assess risk in the supply chain

a.

We sent requests to all of our suppliers that we identified as having provided us with components, parts or products containing 3TG, or that we believe may have provided us with components, parts or products containing 3TG, in 2025, and asked them to provide us with a completed Conflict Minerals Reporting Template. We requested that our suppliers furnish us with a completed template at the product level (i.e., specific to the products that they sold to us, rather than pertaining to the products sold to all of their customers). We managed our follow-up process through a compliance software program, and suppliers that did not respond to the request for a completed Conflict Minerals Reporting Template received follow-up emails until it was completed. We also provide one-on-one technical training via conference call as necessary to help suppliers complete the Conflict Minerals Reporting Template.

b.

As part of the supplier on-boarding process, we required that new suppliers acknowledge and comply with our Responsible Minerals Policy before we made purchases from them. Next, we asked the supplier to complete a Conflict Minerals Reporting Template or otherwise made inquiries concerning the 3TG content of the components, parts and/or products we are purchasing to determine whether they are in-scope suppliers for purposes of our conflict minerals program. We continue to survey suppliers annually thereafter if they are identified as an in-scope supplier.

c.

Conflict Minerals Reporting Templates are sorted in the compliance software program based on our internally-approved review criteria, which identifies “red flags” such as incomplete responses, potential errors, inaccuracies and potential Covered Country sourcing. As part of our review, we checked whether smelters and refiners disclosed by suppliers processed the types of metals contained in the components, parts and products sourced from those suppliers. We followed up by email or phone with suppliers that submitted a response that contained red flags or that otherwise provided a written response we determined to be unsuitable. We followed up with other suppliers as we deemed appropriate.

d.

We reviewed the smelters and refiners identified by our suppliers against those contained on the Smelter Look-up tab list of the Conflict Minerals Reporting Template and those referenced in the RMI facility database. To the extent that they were not on that list or included in the database, we (i) requested that the supplier confirm that the listed entity is a smelter or refiner and/or (ii) through publicly available information, attempted to determine whether the listed entity is a smelter or refiner and whether it has ceased operations.

e.

When a completed Conflict Minerals Reporting Template from a supplier identified a smelter or refiner, we also reviewed that information against the lists of conformant and active (or the equivalent) smelters and refiners and country of origin information published by the RMI. When a completed Conflict Minerals Reporting Template from a supplier identified a smelter or refiner that was not listed as conformant or active (or the equivalent) by these independent third parties, we consulted information that the RMI makes available to its members to attempt to determine whether the diligence practices of that smelter or refiner relating to minerals sourcing conform to the RMI’s Responsible Minerals Assurance Process’s assessment protocols and whether those smelters and refiners have ceased operations.

f.

Suppliers are categorized by internally-developed supplier risk levels, which assign risk across multiple criteria, including smelter or refiner status, red flags identified and the supplier relationship. Suppliers that are identified as being in higher risk categories are escalated in accordance with our risk mitigation procedures, which are described below.

g.

As part of our participation in RMI’s SETs, we worked to research and reach out to certain entities that have been referred to as smelters or refiners but that are not known to fit the RMI’s definition of a smelter or refiner under the RMAP (as defined below) standard (“alleged smelter or refiner”) to identify whether such alleged smelters or refiners meet the definition of smelter or refiner and should be referred to the RMI for consideration to be added to the RMI program.

h.

Our internal compliance procedures and reporting metrics are refined regularly to better ensure we are effectively using program resources and collecting data that is useful to assessing and mitigating risk.

3.	OECD Step #3: Design and implement a strategy to respond to identified risks

a.

We have established a risk mitigation plan that includes due diligence reviews of relevant suppliers and smelters or refiners. Pursuant to this plan, we establish a timeline and monitoring program to address any supplier whose response contained red flags or whose response was otherwise determined to be unsuitable. An action plan to address the risk is then executed with the supplier and internal stakeholders, which may include reaching out and working directly or indirectly with the supplier, smelter, customer or other companies within industry working groups to mitigate the risk. We subsequently follow up with the supplier to review the implementation of the action plan until the smelter is returned to conformant status by the RMI or until all impacted suppliers have responded. The findings of our compliance efforts in 2025 were also reported to senior personnel at our Company, including leadership for our 3TG compliance program, and the Audit Committee of the Board of Directors.

b.

We have written risk mitigation procedures, pursuant to which we sent requests to higher management levels in certain suppliers’ organizations where it was deemed advisable to encourage them to respond to our inquiries and to help incentivize suppliers to cooperate with our requests. Our risk mitigation procedures provide for increasing levels of escalation to specified internal personnel and allow for a flexible response that is commensurate with the risks identified.

c.

To the extent that identified smelters and refiners were, according to the RMI information, neither conformant nor active, we work through the RMI’s SETs to encourage such smelters and refiners to become conformant, except where the smelters or refiners have, according to the RMI information, permanently or temporarily ceased operations.

d.

As part of our participation in RMI’s SETs, we work together with RMI and other RMI member companies and determine the single point of contact with certain smelters and refiners, and in such role we reached out to certain of our existing tungsten and tantalum smelters to encourage them to continue participating in independent third-party audits under the RMI program.

e.

We utilize information provided by the RMI to its members to monitor smelter and refiner improvement. We urge our suppliers to transition to exclusively sourcing from conformant smelters and refiners and monitor their progress toward that objective.

4.	OECD Step #4: Carry out independent third-party audits of supply chain due diligence at identified points in the supply chain

a.

In connection with our due diligence, we utilize and rely on information made available by the RMI concerning independent third-party audits of smelters and refiners to assess smelter and refiner due diligence and to determine whether the smelter or refiner is conformant.

b.

We also support independent third-party audits of smelters and refiners through our membership in the RMI. In addition, certain of our personnel were members of or participated in various RMI committees, including the SETs. We also directly or indirectly engaged with 45 smelters or refiners in our supply chain and urged them to participate in a Responsible Mineral Assurance Process program.

5.	OECD Step #5: Report annually on supply chain due diligence

Each year, we file a Form SD and, to the extent applicable, a Conflict Minerals Report, with the Securities and Exchange Commission and make them available on our website at: https://investor.wdc.com/financial-information/sec-filings. We also publish an annual Sustainability Report, which can be found on our investor relations website. The Sustainability Report is not incorporated by reference into, and is not a part of, this Conflict Minerals Report.

Product Information

For 2025, our in-scope product categories were: (1) hard disk drives; (2) direct attached storage solutions; (3) personal cloud network attached storage solutions; and (4) public and private cloud data center storage solutions.

For a further discussion of our products, see our Annual Report on Form 10-K for the fiscal year ended June 27, 2025. The information contained in our Form 10-K is not incorporated by reference into, and is not a part of, this Conflict Minerals Report.

Results of Review

As described above, we conducted due diligence to determine the source and chain of custody of the necessary 3TG in our products. As part of that process, we actively surveyed our direct suppliers that we believed potentially supplied us with products, materials or components containing necessary 3TG during 2025 and requested that they disclose the smelters and refiners that processed the necessary 3TG in the products they supplied to us in 2025. For 2025, we received completed Conflict Minerals Reporting Templates from 100% of the suppliers surveyed.

Facilities Used to Process the Necessary 3TG in Our Products

For 2025, our suppliers identified to us the smelters and refiners listed on Annex A as those smelters and refiners that may have processed the necessary 3TG contained in our products. Of the 220 smelters and refiners identified, 216 were identified by the RMI as “conformant”, 2 were identified by the RMI as “active” and 2 were identified by the RMI as “non-conformant”. These 220 smelters and refiners may not be all of the smelters and refiners in our 2025 supply chain because some of our suppliers were unable to identify all of the smelters and refiners used to process the necessary 3TG content contained in our products. Due to our position in the supply chain, which is discussed above, we rely on our suppliers for complete and accurate smelter and refiner information. Therefore, our due diligence measures cannot provide absolute certainty regarding the source and chain of custody of the necessary 3TG contained in our 2025 products.

The table below presents a summary of the smelter and refiner information contained in Annex A. Please see the notes accompanying Annex A for additional information relevant to the table below.

Smelter and Refiner and Country of Origin Information (1)(2)

	Conformant				Active
	Likely Sourced from Covered Countries	Not Likely Sourced from Covered Countries	Not Disclosed	100% Recycled or Scrap	In Process	100% Recycled or Scrap	Non- Conformant(3)
Tantalum	6	28	0	1	0	0	0
Tin	6	44	0	4	1	0	1
Tungsten	4	31	0	1	0	0	1
Gold	1	77	0	13	0	1	0

(1)	If a smelter or refiner sourced from multiple sources, it is included in the table under each applicable category.
(2)	Smelter or refiner status information can change at any time. The RMI-provided smelter or refiner status information in the table is as of December 31, 2025.
(3)	As of the date of this filing, all smelters identified as “Non-Conformant” in our supply chain were either RMAP active or have been removed from our supply chain.

Country of Origin of the Necessary 3TG in Our Products

We attempted to determine the countries of origin of the necessary 3TG in our products in reliance on country of origin information for smelters and refiners made available by the RMI to its members. However, except for the DRC, the RMI does not name specific countries of origin of the 3TG processed by conformant smelters and refiners. Instead, the RMI indicates the smelter’s direct sourcing practice category. Annex B includes an aggregate list of the countries of origin from which these smelters may have sourced their 3TG, based on information provided by the RMI.

Efforts to Determine the Mine or Location of Origin

We endeavored to determine the mine or location of origin of the necessary 3TG contained in our 2025 products by requesting that our suppliers provide us with a completed Conflict Minerals Reporting Template. Where a Conflict Minerals Reporting Template provided by a supplier identified a smelter or refiner, we also reviewed information made available by the RMI, to the extent available, to try to determine the mine or location of origin. Our suppliers’ responses and the RMI’s information did not provide sufficiently detailed information for us to determine the mine or location of origin of the necessary 3TG in our products for 2025.

Steps Taken and to be Taken to Mitigate Risk and Improve Due Diligence

Since the start of 2025, we have taken and currently intend to continue to take the following additional steps to mitigate the risk that the necessary 3TG in our products might benefit armed groups:

1.	Further updated our reasonable country of origin inquiry and due diligence procedures to align with the latest revision of the Conflict Minerals Reporting Template.

2.	Continued developing our program to utilize the RMI’s e-learning platform with selected suppliers to enhance their knowledge about responsible minerals practices.

3.

Continued to update the conflict minerals portion of the supplier rating system used in our supplier business review to include recognition of suppliers that make conflict minerals policies publicly available to further disseminate responsible sourcing expectations throughout the supply chain.

4.

Enhancing our compliance software program to incorporate Reasonable Country of Origin Inquiry data to validate suppliers’ declarations in an updated version of the Conflict Minerals Reporting Template.

Annex A

Capitalized terms used and not otherwise defined in this Annex have the meanings set forth in the Conflict Minerals Report of which this Annex is a part.

Smelters and Refiners

In connection with our reasonable country of origin inquiry or due diligence, as applicable, our suppliers identified to us the smelters and refiners listed below as those that may have processed the necessary 3TG contained in our products in 2025. Please see the notes that accompany the table for important information concerning the data in the table.

Smelter and Refiner Information (1)

Metal	Standard Smelter Name	Country	RMAP Audit Status
Tin	Fabrica Auricchio Industria e Comercio Ltda.	BRAZIL	Active
Gold	Oegussa Oesterreichische Gold- und Silber-Scheideanstalt Gesm.b.H.	AUSTRIA	Active
Tungsten	A.L.M.T. Corp.	JAPAN	Conformant
Gold	Abington Reldan Metals, LLC	UNITED STATES OF AMERICA	Conformant
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA	Conformant
Gold	Agosi AG	GERMANY	Conformant
Gold	Aida Chemical Industries Co., Ltd.	JAPAN	Conformant
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	Conformant
Tin	Alpha Assembly Solutions Inc	UNITED STATES OF AMERICA	Conformant
Tantalum	AMG Brasil	BRAZIL	Conformant
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL	Conformant
Gold	Argor-Heraeus S.A.	SWITZERLAND	Conformant
Gold	ASAHI METALFINE, Inc.	JAPAN	Conformant
Gold	Asahi Refining Canada Ltd.	CANADA	Conformant
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA	Conformant
Gold	Asaka Riken Co., Ltd.	JAPAN	Conformant
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM	Conformant
Gold	Aurubis AG, Hamburg	GERMANY	Conformant
Tin	Aurubis Beerse	BELGIUM	Conformant
Tin	Aurubis Berango	SPAIN	Conformant
Gold	Bangalore Refinery	INDIA	Conformant
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	Conformant
Gold	Boliden Mineral AB (Ronnskar)	SWEDEN	Conformant
Gold	C. Hafner GmbH + Co. KG	GERMANY	Conformant
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA	Conformant
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA	Conformant
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA	Conformant

Metal	Standard Smelter Name	Country	RMAP Audit Status
Gold	Chimet S.p.A.	ITALY	Conformant
Tungsten	China Molybdenum Tungsten Co., Ltd.	CHINA	Conformant
Tin	China Tin Group Co., Ltd.	CHINA	Conformant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	Conformant
Gold	Chugai Mining	JAPAN	Conformant
Gold	Coimpa Industrial LTDA	BRAZIL	Conformant
Tin	CRM Synergies EMEA, S.L.U.	SPAIN	Conformant
Tungsten	Cronimet Brasil Ltda	BRAZIL	Conformant
Tin	CV Ayi Jaya	INDONESIA	Conformant
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA	Conformant
Tin	Dongguan Best Alloys Co., Ltd.	CHINA	Conformant
Gold	Dowa	JAPAN	Conformant
Tin	Dowa	JAPAN	Conformant
Tin	DS Myanmar	MYANMAR	Conformant
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF	Conformant
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN	Conformant
Gold	Eco-System Recycling Co., Ltd. North Plant	JAPAN	Conformant
Gold	Eco-System Recycling Co., Ltd. West Plant	JAPAN	Conformant
Gold	Elite Industech Co., Ltd.	TAIWAN, PROVINCE OF CHINA	Conformant
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)	Conformant
Tin	Estanho de Rondonia S.A.	BRAZIL	Conformant
Tantalum	F&X Electro-Materials Ltd.	CHINA	Conformant
Tin	Feinhutte Halsbrucke GmbH	GERMANY	Conformant
Tin	Fenix Metals	POLAND	Conformant
Tantalum	FIR Metals & Resource Ltd.	CHINA	Conformant
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	Conformant
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	Conformant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	Conformant
Gold	GG Refinery Ltd.	TANZANIA, UNITED REPUBLIC OF	Conformant
Gold	Glencore Canada Corporation - CCR Refinery	CANADA	Conformant
Tantalum	Global Advanced Metals Aizu	JAPAN	Conformant
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA	Conformant
Tin	Global Advanced Metals Greenbushes Pty Ltd.	AUSTRALIA	Conformant
Tungsten	Global Tungsten & Powders LLC	UNITED STATES OF AMERICA	Conformant
Gold	Gold by Gold Colombia	COLOMBIA	Conformant
Gold	Gold Corporation - The Perth Mint	AUSTRALIA	Conformant
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA	Conformant

Metal	Standard Smelter Name	Country	RMAP Audit Status
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA	Conformant
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	H.C. Starck Tungsten GmbH	GERMANY	Conformant
Gold	Heimerle + Meule GmbH	GERMANY	Conformant
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	Conformant
Gold	Heraeus Germany GmbH Co. KG	GERMANY	Conformant
Gold	Heraeus Metals Hong Kong Ltd.	CHINA	Conformant
Tungsten	Hubei Green Tungsten Co., Ltd.	CHINA	Conformant
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA	Conformant
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA	Conformant
Gold	Impala Platinum - Platinum Metals Refinery (PMR)	SOUTH AFRICA	Conformant
Gold	Impala Platinum - Rustenburg Smelter	SOUTH AFRICA	Conformant
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA	Conformant
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	Conformant
Gold	Istanbul Gold Refinery	TURKEY	Conformant
Gold	Italpreziosi	ITALY	Conformant
Gold	Japan Mint	JAPAN	Conformant
Tungsten	Japan New Metals Co., Ltd.	JAPAN	Conformant
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA	Conformant
Gold	Jiangxi Copper Co., Ltd.	CHINA	Conformant
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA	Conformant
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA	Conformant
Tantalum	Jiangxi Tuohong New Raw Material	CHINA	Conformant
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	Conformant
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	Jing Yuan Tungsten Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA	Conformant
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	Conformant
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	Conformant
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA	Conformant
Gold	JX Advanced Metals Corporation	JAPAN	Conformant
Gold	Kazzinc Ltd	KAZAKHSTAN	Conformant
Tantalum	KEMET de Mexico	MEXICO	Conformant
Tungsten	KENEE MINING VIETNAM COMPANY LIMITED	VIET NAM	Conformant
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA	Conformant
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA	Conformant
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA	Conformant
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND	Conformant

Metal	Standard Smelter Name	Country	RMAP Audit Status
Gold	Kojima Chemicals Co., Ltd.	JAPAN	Conformant
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF	Conformant
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA	Conformant
Tungsten	Lianyou Resources Co., Ltd.	TAIWAN, PROVINCE OF CHINA	Conformant
Gold	LS MnM Inc.	KOREA, REPUBLIC OF	Conformant
Gold	LT Metal Ltd.	KOREA, REPUBLIC OF	Conformant
Tin	Luna Smelter, Ltd.	RWANDA	Conformant
Tin	Magnu’s Minerais Metais e Ligas Ltda.	BRAZIL	Conformant
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	Conformant
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	MALAYSIA	Conformant
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	Masan High-Tech Materials	VIET NAM	Conformant
Gold	Materion	UNITED STATES OF AMERICA	Conformant
Tantalum	Materion Newton Inc.	UNITED STATES OF AMERICA	Conformant
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	Conformant
Gold	Metal Concentrators SA (Pty) Ltd.	SOUTH AFRICA	Conformant
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA	Conformant
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA	Conformant
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA	Conformant
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	Conformant
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA	Conformant
Gold	Metalor Technologies S.A.	SWITZERLAND	Conformant
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA	Conformant
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO	Conformant
Tin	Mineracao Taboca S.A.	BRAZIL	Conformant
Tantalum	Mineracao Taboca S.A.	BRAZIL	Conformant
Tin	Mining Minerals Resources SARL	CONGO, DEMOCRATIC REPUBLIC OF THE	Conformant
Tin	Minsur	PERU	Conformant
Gold	Mitsubishi Materials Corporation	JAPAN	Conformant
Tin	Mitsubishi Materials Corporation	JAPAN	Conformant
Tantalum	Mitsui Kinzoku Company, Limited	JAPAN	Conformant
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	Conformant
Gold	MKS PAMP SA	SWITZERLAND	Conformant
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA	Conformant
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY	Conformant
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	Conformant
Gold	NH Recytech Company	KOREA, REPUBLIC OF	Conformant
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA	Conformant
Gold	Nihon Material Co., Ltd.	JAPAN	Conformant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	Conformant
Tantalum	NPM Silmet AS	ESTONIA	Conformant

Metal	Standard Smelter Name	Country	RMAP Audit Status
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	Conformant
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	Conformant
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN	Conformant
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)	Conformant
Tungsten	Philippine Bonway Manufacturing Industrial Corporation	PHILIPPINES	Conformant
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES	Conformant
Gold	Planta Recuperadora de Metales SpA	CHILE	Conformant
Tantalum	PowerX Ltd.	RWANDA	Conformant
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	Conformant
Tin	PT Arsed Indonesia	INDONESIA	Conformant
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	Conformant
Tin	PT Bangka Prima Tin	INDONESIA	Conformant
Tin	PT Cipta Persada Mulia	INDONESIA	Conformant
Tin	PT Mitra Stania Prima	INDONESIA	Conformant
Tin	PT Mitra Sukses Globalindo	INDONESIA	Conformant
Tin	PT Premium Tin Indonesia	INDONESIA	Conformant
Tin	PT Prima Timah Utama	INDONESIA	Conformant
Tin	PT Putera Sarana Shakti (PT PSS)	INDONESIA	Conformant
Tin	PT Rajehan Ariq	INDONESIA	Conformant
Tin	PT Timah Tbk Kundur	INDONESIA	Conformant
Tin	PT Timah Tbk Mentok	INDONESIA	Conformant
Gold	PX Precinox S.A.	SWITZERLAND	Conformant
Tantalum	QuantumClean	UNITED STATES OF AMERICA	Conformant
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	Conformant
Gold	REMONDIS PMR B.V.	NETHERLANDS	Conformant
Tin	Resind Industria e Comercio Ltda.	BRAZIL	Conformant
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL	Conformant
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	CHINA	Conformant
Gold	Royal Canadian Mint	CANADA	Conformant
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA	Conformant
Gold	SAFINA A.S.	CZECHIA	Conformant
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN	Conformant
Gold	Shandong Gold Smelting Co., Ltd.	CHINA	Conformant
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	Conformant
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	CHINA	Conformant
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA	Conformant
Tin	Soft Metais Ltda.	BRAZIL	Conformant
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA	Conformant
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	Conformant
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF	Conformant
Tin	Super Ligas	BRAZIL	Conformant
Gold	T.C.A S.p.A	ITALY	Conformant

Metal	Standard Smelter Name	Country	RMAP Audit Status
Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.	JAPAN	Conformant
Tantalum	Taki Chemical Co., Ltd.	JAPAN	Conformant
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	Conformant
Tantalum	TANIOBIS Co., Ltd.	THAILAND	Conformant
Tantalum	TANIOBIS GmbH	GERMANY	Conformant
Tantalum	TANIOBIS Japan Co., Ltd.	JAPAN	Conformant
Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY	Conformant
Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY	Conformant
Tantalum	Telex Metals	UNITED STATES OF AMERICA	Conformant
Tin	Thaisarco	THAILAND	Conformant
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA	Conformant
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA	Conformant
Gold	Tokuriki Honten Co., Ltd.	JAPAN	Conformant
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN	Conformant
Tungsten	Tungsten Vietnam Joint Stock Company	VIET NAM	Conformant
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	Conformant
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	Conformant
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA	Conformant
Gold	Valcambi S.A.	SWITZERLAND	Conformant
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL	Conformant
Gold	WIELAND Edelmetalle GmbH	GERMANY	Conformant
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA	Conformant
Tin	Woodcross Smelting Company Limited	UGANDA	Conformant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	Conformant
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	Conformant
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA	Conformant
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA	Conformant
Gold	Yamakin Co., Ltd.	JAPAN	Conformant
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA	Conformant
Gold	Yokohama Metal Co., Ltd.	JAPAN	Conformant
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA	Conformant
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	Conformant
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	BRAZIL	Non Conformant
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	CHINA	Non Conformant

(1)	We note the following in connection with the information contained in the foregoing table:

(a)

The smelters and refiners listed in the table were identified by our suppliers as those that may be part of our 2025 supply chain, including those that sourced only recycled or scrap content. Some of our suppliers may have reported to us smelters and refiners that were not actually in our supply chain due to over-inclusiveness in the information received from their suppliers or for other reasons. In addition, the smelters and refiners reflected above may not be all of the smelters and refiners in our 2025 supply chain, because many of our suppliers were unable to identify all of the smelters and refiners used to process the necessary 3TG content contained in our products.

(b)

The table only includes entities that were identified by our suppliers as those that may be part of our 2025 supply chain and that were listed as smelters or refiners by the RMI, as of December 31, 2025.

(c)	Smelter or refiner status information can change at any time. The smelter or refiner status information in the table is provided by the RMI and is as of December 31, 2025.

(d)

“Conformant” means that a smelter or refiner was listed as conformant with the Responsible Minerals Assurance Process’s (“RMAP”) assessment protocols, including through mutual recognition and those indicated as “re-audit in process.” Included smelters and refiners were not necessarily conformant for all or part of 2025 and may not continue to be conformant for any future period. We do not have information on the origin of the 3TG processed by any of the conformant smelters and refiners prior to their respective certification dates.

(e)	“Active” means that the smelter or refiner is a participant in the RMAP and has committed to undergo an audit or is participating in a cross-recognized certification program.

(f)	Smelter or refiner status reflected in the table is based solely on information made publicly available by the RMI, without independent verification by us.

Annex B

Possible Countries of Origin:

This list of potential countries of origin is populated based on information available from the RMI. It is important to note that it is not certain which of these countries of origin can be linked to our products.

Albania, Algeria, Andorra, Angola, Anguilla, Antigua and Barbuda , Argentina, Aruba, Australia, Austria, Azerbaijan, Bahamas, Bangladesh, Barbados, Belarus, Belgium, Benin, Bolivia, Bosnia and Herzegovina, Botswana, Brazil, Bulgaria, Burkina Faso, Burundi, Cambodia, Cameroon, Canada, Cayman Islands, Chile, China, Chinese Taipei, Colombia, Democratic Republic of the Congo, Costa Rica, Côte d’Ivoire, Croatia, Curacao, Cyprus, Czech Republic, Denmark, Dominica, Dominican Republic, Ecuador, Egypt, El Salvador, Estonia, Eswatini, Ethiopia, Fiji, Finland, France, French Guiana, Georgia, Germany, Ghana, Greece, Grenada, Guatemala, Guinea, Guyana, Honduras, Hong Kong, Hungary, Iceland, India, Indonesia, Ireland, Israel, Italy, Jamaica, Japan, Jordan, Kazakhstan, Kenya, Kuwait, Kyrgyzstan, Laos, Latvia, Lebanon, Liberia, Liechtenstein, Lithuania, Luxembourg, Macao, Madagascar, Malaysia, Mali, Malta, Mauritania, Mexico, Republic of Moldova, Monaco, Mongolia, Morocco, Mozambique, Myanmar, Namibia, Netherlands, New Zealand, Nicaragua, Niger, Nigeria, Norway, Oman, Panama, Papua New Guinea, Peru, Philippines, Poland, Portugal, Puerto Rico, Romania, Russia, Rwanda, Saint Kitts and Nevis, Saint Lucia, Saint Vincent and Grenadines, Saudi Arabia, Senegal, Serbia, Sierra Leone, Singapore, Sint Maarten, Solomon Islands, Slovakia, Slovenia, South Africa, South Korea, Spain, Sri Lanka , Sudan, Suriname, Sweden, Switzerland, Tajikistan, Tanzania, Thailand, Timore-Leste, Togo, Trinidad and Tobago, Tunisia, Turkey, Uganda, Ukraine, United Arab Emirates, United Kingdom, United States of America, Uruguay, Uzbekistan, Venezuela, Vietnam, Zambia, Zimbabwe

B-1